Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-62952


                  CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED

                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

               PROSPECTUS SUPPLEMENT NO. 1 DATED SEPTEMBER 6, 2001
                      TO THE PROSPECTUS DATED JUNE 13, 2001





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           SUPPLEMENT FOR INVESTORS MAKING VOLUNTARY CASH INVESTMENTS

               Phoenix American Financial Services will immediately forward any voluntary cash investments it receives directly to CPA(R):12 for the purchase of shares. If Phoenix American receives your voluntary cash investment after the dividend payment date in any quarter, it will immediately forward your funds to CPA(R):12, and CPA(R):12 will hold them until the next dividend payment date, when your funds will be used to purchase shares. Similarly, if for any reason a dividend is not paid in any quarter, CPA(R):12 will hold any voluntary cash investment it has received until the next dividend payment date. No interest will be paid on cash investments when they are held by CPA(R):12. Therefore, we strongly urge you to submit any voluntary cash investments so that they are received shortly before the dividend payment date for a quarter. If you wish to have your cash investment returned to you at any time before your cash is used to purchase shares, please call CPA(R):12's Investor Relations Department at 1-800-972-2739, or Phoenix American Financial Services at 1-888-241-3737, and your cash will be promptly returned to you.